SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) Feb. 20, 2009

Southwestern Public Service Company

(Exact name of registrant as specified in its charter)

New Mexico

(State or other jurisdiction of incorporation)

001-03789	75-0575400
(Commission File Number)	(IRS Employer Identification No.)

Tyler at Sixth, Amarillo, Texas	79101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 303-571-7511

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On June 12, 2008, Southwestern Public Service Company (SPS), a New Mexico corporation, and a wholly owned subsidiary of Xcel Energy Inc., filed a rate case with the Public Utility Commission of Texas (PUCT) seeking an annual rate increase of approximately $61.3 million, or approximately 5.9 percent.  Base revenues were proposed to increase by $94.4 million, while fuel and purchased power revenue would decline by $33.1 million, primarily due to fuel savings from the LPP purchase power agreement.

The rate filing was based on a 2007 test-year adjusted for known and measurable changes, a requested return on equity of 11.25 percent, an electric rate base of $989.4 million and an equity ratio of 51.0 percent.  Interim rates of $18 million for costs associated with the LPP power purchase agreement went into effect in September 2008.

On Jan. 30, 2009, SPS filed an agreed upon motion to begin collecting interim rates of $57.4 million effective Feb. 1, 2009.  The administrative law judge (ALJ) issued an order authorizing this interim rate increase, which supersedes the $18.0 million interim rate increase that became effective in September 2008.  On Feb. 20, 2009, the parties filed a unanimous settlement with the ALJs.  The settlement:

•                  provides for a base rate increase of $57.4 million;

•                  approves depreciation rates that reduced depreciation expense by $5.6 million from currently authorized rates;

•                  includes a mechanism for tracking and deferral of $2.6 million in renewable energy credit expenses until its next rate case;

•                  provides that $3.2 million of annual energy efficiency expenses that SPS had requested through a rider be recovered through base rates (the parties agreed to litigate whether there should be a mechanism to address recovery of actual energy efficiency expenses to the extent that they are different than the amount included in the settlement rates);

•                  allows SPS to implement the transmission cost recovery factor in 2009;

•                  precludes SPS from filing to seek any other change in base rates until Feb. 15, 2010; and

•                  resolves all fuel reconciliation issues for 2006-07 with one adjustment for $0.6 million related to the sharing of certain wholesale sales revenues.

The case and settlement will be remanded to the PUCT with action on the settlement expected later this spring.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southwestern Public Service Company
(a New Mexico Corporation)

/s/ BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Executive Vice President and Chief Financial Officer
Feb. 24, 2009